                                                                  Exhibit 4.1(c)

                                SECOND AMENDMENT
                                       TO
                           RECAPITALIZATION AGREEMENT

      This Second Amendment to Recapitalization Agreement (the "Amendment") is made and entered into as of the 31st day of March 2000, by and between Rural Cellular Corporation, a Minnesota corporation (including its successors, assigns and affiliates "RCC") and Telephone and Data Systems, Inc., a Delaware corporation, (including its successors, permitted assigns and affiliates, "TDS").

                                R E C I T A L S:

      A. RCC and TDS entered into that certain Recapitalization Agreement dated the 31st day of October 1999, as amended by that certain First Amendment to Recapitalization Agreement dated December 6, 1999 (collectively the "Agreement"); and

      B.    The Parties desire to further amend the Agreement for the purpose of
            (i) establishing the number of shares of Class A Common Stock and Class B Common Stock which shall constitute the Excess Shares to be exchanged by TDS for Class T Preferred Stock, Series A and Series B of RCC, as such securities are more fully described in the Certificate of Designation of Voting Power thereof (herein "Class T Preferred Stock") in consummating the FCC Recapitalization; (ii) incorporating provisions which will ensure the parties continued compliance with the Cross Ownership Rule, as required by the FCC in approving the FCC Recapitalization as a remedy for the Cross-Ownership Issues; and (iii) to provide registration rights to TDS with respect to the shares of Class T Preferred Stock to be issued to TDS in exchange for the Excess Shares; all on the terms and conditions set forth in this Amendment.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

      1. Defined Terms. Capitalized terms used, but not defined herein, shall have the meaning ascribed thereto in the Agreement.

      2. Shares Exchanged. Notwithstanding the provisions of the Agreement to the contrary, the number of shares of Class A Common Stock and Class B Common Stock to be exchanged by TDS in consummating the FCC Recapitalization shall be 43,000 shares of Class A Common Stock and 105,940 shares of the Class B Common Stock, which shares shall be exchanged by the TDS affiliates as shown on Exhibit A hereto.

      3. Continued Compliance. In addition to the provisions of Article 5 of the Agreement, in order to further ensure continued compliance of RCC and TDS with respect to the Cross-Ownership Rule, if, following the FCC Closing: (i) TDS and its affiliates own Excess Shares; and (ii) as a result thereof, RCC and TDS fail to comply with the Cross Ownership Rule, then TDS agrees to exchange the Excess Shares for shares of Class T Preferred Stock, Series A or Series B, respectively, as necessary to bring RCC and TDS into compliance with the Cross-Ownership Rule. The closing of such transaction shall occur in accordance with the provisions of the Agreement, as the same relate to the Closing of the FCC Recapitalization. RCC's obligation to effect an Exchange of the Excess Shares in the manner contemplated by the Agreement shall apply only to the issued and outstanding shares of Class A Common Stock and Class B Common Stock owned by TDS as of the date hereof, as reflected on Exhibit A.

      4. Certificate of Designation. TDS hereby acknowledges that the Certificate of Designations attached hereto as Exhibit B constitutes the terms and relative rights and preferences of the Class T Preferred Stock in accordance with the provisions of the Agreement. RCC shall file the Certificate of Designations with the Minnesota Secretary of State on or prior to the FCC Closing Date.

      5. Registration Rights. RCC hereby agrees to provide TDS with registration rights with respect to the Class T Preferred Stock in accordance with the provisions of the Registration Agreement for Class T Preferred Stock attached hereto as Exhibit C.

      6. Confirmation of Agreement. Except as modified by this Amendment, the provisions of the Agreement are hereby ratified, confirmed and shall remain in full force and effect.

      7. Reimbursement. Without limiting any further obligations under Section ____ of the Recapitalization Agreement, RCC confirms that it will promptly reimburse United States Cellular Corporation in the amount of $33,455.49 for fees and disbursements of Sidley & Austin incurred in connection herewith through February 29, 2000.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by duly authorized representatives as of the day, month and year first above written.


RURAL CELLUAR CORPORATION              TELEPHONE AND DATA SYSTEMS, INC.


By  /s/ Ann K. Newhall                 By  /s/ LeRoy T. Carlson

Its  Sr. Vice President                Its  Chairman



    Signature page to Second Amendment to Recapitalization Agreement relating to Telephone & Data Systems, Inc.'s ownership interest in Rural
                              Cellular Corporation
                             dated March 31, 2000.

                                    EXHIBIT A

--------------------------------------------------------------------------------
                 BEFORE               EXCHANGE               AFTER
--------------------------------------------------------------------------------
                   A           B          A          B         A          B
================================================================================
Arvig           172,348      70,243         0      61,356   172,348     8,887
================================================================================
Mid State        74,746      31,177         0      22,292    74,746     8,885
================================================================================
MN Invco        339,705      31,177    43,000      22,292   296,705     8,885
                -------     -------    ------     -------   -------    ------
================================================================================
                586,799     132,597    43,000     105,940   543,799    26,657
                =======     =======    ======     =======   =======    ======
--------------------------------------------------------------------------------

                                    EXHIBIT B

                           CERTIFICATE OF DESIGNATION
                             CLASS T PREFERRED STOCK


     [Included as Exhibit 4.1(e) to Report on Form 8-K dated April 1, 2000]

                                    EXHIBIT C

               REGISTRATION AGREEMENT FOR CLASS T PREFERRED STOCK



     [Included as Exhibit 4.1(d) to Report on Form 8-K dated April 1, 2000]